Exhibit 99.1

CERTAIN LITIGATION MATTERS AND RECENT DEVELOPMENTS

As described in Note 11. Contingencies of this quarterly Report on Form 10-Q, there are legal proceedings covering a wide range of matters pending or threatened in various U.S. and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, and their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors. Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud or RICO violations, and (v) other tobacco-related litigation. Other tobacco-related litigation includes suits by foreign governments seeking to recover damages resulting from the allegedly illegal importation of cigarettes into various jurisdictions, suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and various antitrust suits.

The following lists certain of the pending claims included in these categories and certain other pending claims. Certain developments in these cases since March 10, 2006 are also described.

SMOKING AND HEALTH LITIGATION

The following lists the consolidated individual smoking and health cases as well as smoking and health class actions pending against PM USA and, in some cases, ALG and/or its other subsidiaries and affiliates, including PMI, as of May 1, 2006, and describes certain developments in these cases since March 10, 2006.

Consolidated Individual Smoking and Health Cases

In re: Tobacco Litigation (Individual Personal Injury cases), Circuit Court, Ohio County, West Virginia, consolidated January 11, 2000. In West Virginia, all smoking and health cases in state court alleging personal injury have been transferred to the State’s Mass Litigation Panel. The transferred cases include individual cases and putative class actions. All individual cases filed in or transferred to the court by September 13, 2000 were consolidated for pretrial proceedings and trial. Nine hundred twenty-eight (928) individual cases are pending. The trial court’s prior Case Management Order/Trial Plan that had consolidated the individual cases for trial was vacated in June 2004. In December 2005, the West Virginia Supreme Court of Appeals ruled that the United States Constitution does not preclude a trial in two phases in this case. Issues related to defendants’ conduct, plaintiffs’ entitlement to punitive damages and a punitive damages multiplier, if any, would be determined in the first phase. The second phase would consist of individual trials to determine liability, if any, and compensatory damages. Trial for the first phase has been scheduled for March 2007.

Flight Attendant Litigation

The settlement agreement entered into in 1997 in the case of Broin, et al. v. Philip Morris Companies Inc., et al., which was brought by flight attendants seeking damages for personal injuries allegedly caused by environmental tobacco smoke, allows members of the Broin class to file individual lawsuits seeking compensatory damages, but prohibits them from seeking punitive damages. In October 2000, the trial court ruled that the flight attendants will not be required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages, if any, other than

Exhibit 99.1

establishing that the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of compensatory damages to be awarded. Defendants’ initial appeal of this ruling was dismissed as premature. Defendants appealed the October 2000 rulings in connection with their appeal of the adverse jury verdict in the French case. In December 2004, the Florida Third District Court of Appeal affirmed the judgment awarding plaintiff in the French case $500,000, and directed the trial court to hold defendants jointly and severally liable. Defendants’ motion for rehearing was denied in April 2005. In December 2005, after exhausting all appeals, PM USA paid $328,759 (including interest of $78,259) as its share of the judgment amount and interest in French and will pay attorneys’ fees yet to be determined. As of May 1, 2006, 2,626 cases were pending in the Circuit Court of Dade County, Florida against PM USA and three other cigarette manufacturers, and to date, one case is scheduled for trial through the end of 2006.

Domestic Class Actions

Engle, et al. v. R.J. Reynolds Tobacco Co., et al., Circuit Court, Eleventh Judicial Circuit, Dade County, Florida, filed May 5, 1994. See Note 11. Contingencies, for a discussion of this case.

Scott, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed May 24, 1996. See Note 11. Contingencies, for a discussion of this case.

Young, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed November 12, 1997.

Parsons, et al. v. A C & S, Inc., et al., Circuit Court, Kanawha County, West Virginia, filed February 27, 1998.

Cleary, et al. v. Philip Morris Incorporated, et al., Circuit Court, Cook County, Illinois, filed June 3, 1998. In April 2006, Defendants’ motion to dismiss a nuisance claim was granted.

Cypret, et al. v. The American Tobacco Company, et al., Circuit Court, Jackson County, Missouri, filed December 22, 1998.

Simms, et al. v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed May 23, 2001. In May 2004, plaintiffs filed a motion for reconsideration of the court’s 2003 ruling that denied their motion for class certification. In September 2004, plaintiffs renewed their motion for reconsideration.

Lowe, et al. v. Philip Morris Incorporated, et al., Circuit Court, Multnomah, Oregon, filed November 19, 2001. In September 2003, the court granted defendants’ motion to dismiss the complaint, and plaintiffs have appealed.

Caronia, et al. v. Philip Morris USA, Inc., United States District Court, Eastern District of New York, filed January 13, 2006. See Note 11. Contingencies, for a discussion of this case.

International Class Actions

The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of Sao Paulo, Brazil, filed July 25, 1995. The trial court has issued an order finding that the action was valid under the Brazilian Consumer Defense Code. The order contemplates a second stage of the case in which individuals are to file their claims. The trial court awarded the equivalent of approximately $350 per smoker per year of smoking for moral damages and has indicated that material damages, if any, will be assessed in a second phase of the case. Defendants appealed and, in March 2006, the 2nd Public Chamber of the Court of Appeals of Sao Paulo ruled that it does not have jurisdiction over the appeal because the case does not involve a matter of public law. The appeal will now be transferred to one of the private chambers of the Court of Appeals of Sao Paulo and assigned to a new judge. The trial court has granted defendants’ motion to stay its decision while the appeal is pending.

Exhibit 99.1

Polish Association for the Promotion of Health and Health Education in the Work Environment v. Philip Morris Polska S.A., District Court, Warsaw, Poland, filed February 4, 2005. In February 2006, the Krakow District Court, to which the case was transferred, dismissed the case, and plaintiff failed to file a timely appeal.

Sasson, et al. v. Philip Morris International Inc., et al., District Court, Tel Aviv, Israel, filed July 11, 2005. Plaintiffs’ motion for class certification is pending.

HEALTH CARE COST RECOVERY LITIGATION

The following lists the health care cost recovery actions pending against PM USA and, in some cases, ALG and/or its other subsidiaries and affiliates as of May 1, 2006 and describes certain developments in these cases since March 10, 2006. As discussed in Note 11. Contingencies, in 1998, PM USA and certain other United States tobacco product manufacturers entered into a Master Settlement Agreement (the “MSA”) settling the health care cost recovery claims of 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas. Settlement agreements settling similar claims had previously been entered into with the states of Mississippi, Florida, Texas and Minnesota. PM USA believes that the claims in the city/county, taxpayer and certain of the other health care cost recovery actions listed below are released in whole or in part by the MSA or that recovery in any such actions should be subject to the offset provisions of the MSA.

City of St. Louis Case

City of St. Louis, et al. v. American Tobacco, et al., Circuit Court, City of St. Louis, Missouri, filed November 23, 1998. In November 2001, the court granted in part and denied in part defendants’ motion to dismiss and dismissed three of plaintiffs’ 11 claims. In June 2005, the court granted in part defendants’ motion for summary judgment limiting plaintiffs’ claims for past compensatory damages to those that accrued after November 16, 1993, five years prior to the filing of the suit. The case remains pending without a trial date.

Department of Justice Case

The United States of America v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed September 22, 1999. See Note 11. Contingencies, for a discussion of this case.

International Cases

Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998. Defendants’ motion to dismiss the case has been denied by the district court. In June 2004, defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by the Supreme Court in March 2005, and the parties are awaiting the court’s decision.

The Caisse Primaire d’Assurance Maladie of Saint-Nazaire v. SEITA, et al., Civil Court of Saint-Nazaire, France, filed June 1999. In September 2003, the court dismissed the case, and plaintiff has appealed.

In re: Tobacco/Governmental Health Care Costs Litigation (MDL No. 1279), United States District Court, District of Columbia, consolidated June 1999. In June 1999, the United States Judicial Panel on Multidistrict Litigation transferred foreign government health care cost recovery actions brought by Nicaragua, Venezuela, and Thailand to the District of Columbia for coordinated pretrial proceedings with two such actions brought by Bolivia and Guatemala already pending in that court. Subsequently, the resulting proceeding has also included filed cases brought by the following foreign governments: Ukraine; the Brazilian States of Espirito Santo, Goias, Mato Grosso do Sul, Para, Parana, Pernambuco, Piaui, Rondonia, Sao Paulo and Tocantins; Panama; the Province of Ontario, Canada; Ecuador; the Russian Federation; Honduras; Tajikistan; Belize; the Kyrgyz Republic and 11 Brazilian cities. The cases brought by Thailand and the Kyrgyz Republic were voluntarily

Exhibit 99.1

dismissed. The complaints filed by Guatemala, Nicaragua, Ukraine and the Province of Ontario have been dismissed, and the dismissals are now final. The district court remanded the cases brought by Belize, Ecuador, Honduras, the Russian Federation, Tajikistan, Venezuela, nine Brazilian states and the 11 Brazilian cities to Florida state courts and remanded the cases brought by one Brazilian state and Panama to Louisiana state court. Subsequent to remand, the Ecuador case was voluntarily dismissed. In November 2001, the Venezuela and Espirito Santo actions were dismissed, and Venezuela appealed. In September 2002, a Florida intermediate appellate court affirmed the ruling dismissing the case brought by Venezuela. In June 2003, the Florida Supreme Court denied Venezuela’s petition for further review. In August 2003, the trial court granted defendants’ motions to dismiss the cases brought by Tajikistan and one Brazilian state, and plaintiffs in the other 21 cases then pending in Florida voluntarily dismissed their claims without prejudice. In December 2004, the parties in the case brought by Bolivia filed a stipulation of dismissal without prejudice. In February 2005, the Texas Supreme Court refused to hear the appeal of the dismissal of the case brought by the State of Rio de Janeiro (Brazil). In March 2005, the trial court in Louisiana dismissed the cases brought by Panama and one Brazilian state without prejudice on the basis of forum non conveniens. Plaintiffs refiled their complaints in state court in Delaware and dropped an appeal of the Louisiana dismissal, and defendants’ motions to dismiss in Delaware are pending.

Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001.  In June 2003, the trial court granted defendants’ motion to dismiss the case, and plaintiff appealed. In May 2004, the appellate court reversed the trial court’s decision. Defendants appealed. In September 2005, the Supreme Court of Canada ruled that the legislation permitting the lawsuit is constitutional, and, as a result, the case will proceed before the trial court. PM USA’s and Philip Morris International’s motion seeking dismissal from the case on jurisdictional grounds is pending before the British Columbia Court of Appeal.

Junta de Andalucia, et al. v. Philip Morris Spain, et al., Court of First Instance, Madrid, Spain, filed February 21, 2002.  In May 2004, the court dismissed the case, and plaintiffs appealed. In February 2006, the High Court of Appeal of Madrid dismissed plaintiffs’ appeal.

The Republic of Panama v. The American Tobacco Company, Inc., Superior Court, New Castle County, Delaware, filed July 21, 2005, following forum non conveniens dismissal in Louisiana. Defendants’ motion to dismiss is pending.

The State of Sao Paulo of the Federative Republic of Brazil v. The American Tobacco Company, et al., Superior Court, New Castle County, Delaware, filed July 21, 2005, following forum non conveniens dismissal in Louisiana. Defendants’ motion to dismiss is pending.

Medicare Secondary Payer Act Cases

Glover, et al. v. Philip Morris Incorporated, et al., United States District Court, Middle District, Florida, filed May 26, 2004.  In July 2005, the court granted defendants’ motion to dismiss with prejudice all of plaintiffs’ claims, and plaintiffs have appealed.

United Seniors Association v. Philip Morris, et al., District of Massachusetts, filed August 4, 2005.  Defendants’ motion to dismiss plaintiff’s claims is pending.

LIGHTS/ULTRA LIGHTS CASES

The following lists the Lights/Ultra Lights cases pending against ALG and/or its various subsidiaries and others as of May 1, 2006, and describes certain developments since March 10, 2006.

Aspinall, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Superior Court, Suffolk County, Massachusetts, filed November 24, 1998.  In October 2001, the court granted plaintiffs’ motion for class

Exhibit 99.1

certification, and defendants appealed. In May 2003, the Single Justice sitting on behalf of the Massachusetts Court of Appeals decertified the class. In August 2004, Massachusetts’ highest court affirmed the trial court’s ruling and reinstated the class certification order. PM USA’s motion for summary judgment based on the state consumer protection statutory exemption and federal preemption is pending before the trial court.

McClure, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Circuit Court, Davidson County, Tennessee, filed January 19, 1999.  Plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Tennessee is pending.

Marrone, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Court of Common Pleas, Medina County, Ohio, filed November 8, 1999.  In September 2003, plaintiffs’ motion for class certification was granted as to plaintiffs’ claims that defendants violated Ohio’s Consumer Sales Practices Act pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods. Class membership is limited to the residents of six Ohio counties. Defendants appealed the class certification order. In September 2004, the Ninth District Court of Appeals affirmed the trial court’s class certification order. PM USA sought appeal of the order. In February 2005, the Ohio Supreme Court accepted the case for review to determine whether a prior determination has been made by the State of Ohio that the conduct at issue is deceptive such that plaintiffs may pursue private claims.

Price, et al. v. Philip Morris Incorporated, Circuit Court, Madison County, Illinois, filed February 10, 2000.  See Note 11. Contingencies, for a discussion of this case.

Craft, et al. v. Philip Morris Companies Inc., et al., Circuit Court, City of St. Louis, Missouri, filed February 15, 2000.  In December 2003, the Circuit Court, City of St. Louis granted plaintiffs’ motion for class certification. In September 2004, the court granted in part and denied in part PM USA’s motion for reconsideration. In August 2005, a Missouri State Court of Appeals affirmed the trial court’s class certification order. In September 2005, the case was removed to federal court. In March 2006, the federal trial court granted plaintiffs’ motion and remanded the case to the Circuit Court, City of St. Louis. PM USA’s motion for appellate review by the Missouri Supreme Court of the trial court’s class certification decision is pending.

Hines, et al. v. Philip Morris Companies Inc., et al., Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida, filed February 23, 2001.  In February 2002, the court granted plaintiffs’ motion for class certification, and defendants appealed. In December 2003, a Florida District Court of Appeal decertified the class. In March 2004, plaintiffs filed a motion for rehearing, en banc review or certification to the Florida Supreme Court. In December 2004, the Florida Supreme Court stayed further proceedings pending its decision in the Engle case discussed in Note 11. Contingencies.

Phillipps, et al. v. Philip Morris Incorporated, et al., Court of the Common Pleas, Medina County, Ohio, filed April 30, 2001.  In September 2003, plaintiffs’ motion for class certification was granted as to plaintiffs’ claims that defendants violated Ohio’s Consumer Sales Practices Act pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods. Class membership is limited to the residents of six Ohio counties. Defendants appealed the class certification order. In September 2004, the Ninth District Court of Appeals affirmed the trial court’s class certification order. PM USA sought appeal of the order. In February 2005, the Ohio Supreme Court accepted the case for review to determine whether a prior determination has been made by the State of Ohio that the conduct at issue is deceptive such that plaintiffs may pursue private claims.

Moore, et al. v. Philip Morris Incorporated, et al., Circuit Court, Marshall County, West Virginia, filed September 17, 2001.

Curtis, et al. v. Philip Morris Companies Inc., et al., United States District Court, Minnesota, filed November 28, 2001.  In January 2004, the Fourth Judicial District Court, Hennepin County denied plaintiffs’ motion for class certification and defendants’ motions for summary judgment. In November 2004, the trial court granted plaintiffs’ motion for reconsideration and ordered the certification of a class. In April 2005, the

Exhibit 99.1

Minnesota Supreme Court denied defendants’ petition for interlocutory review. In September 2005, the case was removed to federal court. In February 2006, the federal court denied plaintiffs’ motion to remand the case to state court. Subject to appellate review, the case will now proceed in federal court.

Tremblay, et al. v. Philip Morris Incorporated, Superior Court, Rockingham County, New Hampshire, filed March 29, 2002. The case has been consolidated with another Lights/Ultra Lights case and has been informally stayed.

Pearson v. Philip Morris Incorporated, et al., Circuit Court, Multnomah County, Oregon, filed November 20, 2002.  In October 2005, plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Oregon was denied. In addition, PM USA’s motion for summary judgment with respect to reliance “from the time that plaintiff learned of the alleged fraud and continued to purchase Lights” cigarettes was granted. In November 2005, plaintiffs filed a motion with the trial court to have its order denying class certification certified for interlocutory appellate review. In March 2006, plaintiffs petitioned the Oregon Court of Appeals to review the trial court’s order denying plaintiffs’ motion for class certification.

Sullivan v. Philip Morris USA, Inc., et al., United States District Court, Western District, Louisiana, filed March 28, 2003.  In August 2005, the court granted in part the motion for summary judgment filed by PM USA by dismissing plaintiff’s claims asserted under the Louisiana Unfair Trade and Consumer Protection Act. In December 2005, the court denied PM USA’s motion for reconsideration of the portion of the ruling denying its motion for summary judgment but certified the issue for interlocutory appeal. In April 2006, the United States Court of Appeals for the Fifth Circuit granted PM USA’s petition to appeal this ruling.

Virden v. Altria Group, Inc., et al., Circuit Court, Hancock County, West Virginia, filed March 28, 2003.

Stern, et al. v. Philip Morris USA, Inc. et al., Superior Court, Middlesex County, New Jersey, filed April 4, 2003.  In March 2006, the court granted PM USA’s motion to strike plaintiffs’ class certification motion, and plaintiffs filed a motion for reconsideration.

Piscetta, et al. v. Philip Morris Incorporated, State Court, Fulton County, Georgia, filed April 10, 2003. Plaintiffs’ motion for class certification and defendants’ motion for summary judgment are pending.

Arnold, et al. v. Philip Morris USA Inc., Circuit Court, Madison County, Illinois, filed May 5, 2003.

Watson, et al. v. Altria Group, Inc., et al., United States District Court, Eastern District, Arkansas, filed May 29, 2003.  In January 2006, the court stayed all activity in the case pending the resolution of plaintiffs’ petition for writ of certiorari filed with the United States Supreme Court.

Holmes, et al. v. Philip Morris USA Inc., et al., Superior Court, New Castle, Delaware, filed August 18, 2003.

El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004.  Plaintiffs’ motion for class certification is pending.

Davies v. Philip Morris USA Inc., et al., Superior Court, King County, Washington, filed April 8, 2004.  In April 2006, Plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Washington was denied.

Schwab, et al. v. Philip Morris USA Inc., et al., United States District Court, Eastern District, New York, filed May 11, 2004.  Plaintiffs’ motion for class certification on behalf of all purchasers of Lights cigarettes in the United States is pending. In September 2005, the trial court granted in part defendants’ motion for partial summary judgment dismissing plaintiffs’ claims for equitable relief, and denied a number of plaintiffs’ motions for summary judgment. In November 2005, the trial court ruled that the plaintiffs would be permitted to

Exhibit 99.1

calculate damages on an aggregate basis and use “fluid recovery” theories to allocate them among the class members.

Navon, et al. v. Philip Morris Products USA, et al., District Court of Tel-Aviv/Jaffa, Israel, filed December 5, 2004.  This case has been stayed pending the resolution of class certification issues in El-Roy v. Philip Morris Incorporated, et al.

Miner, et al. v. Altria Group, Inc., et al., United States District Court, Western District, Arkansas, filed December 29, 2004.  In December 2005, plaintiffs moved for certification of a class composed of individuals who purchased Marlboro Lights or Cambridge Lights brands in Arizona, California, Colorado and Michigan. In December 2005, defendants filed a motion to stay plaintiffs’ motion for class certification pending PM USA’s motion to transfer the case to the United States Court for the Eastern District of Arkansas. This motion to transfer was granted in January 2006. PM USA’s motion for summary judgment is pending. After this motion was filed, plaintiffs moved to voluntarily dismiss the case, without prejudice, which PM USA opposed. The court then stayed the action pending the United States Supreme Court’s ruling on plaintiffs’ petition for writ of certiorari in Watson. If the Supreme Court denies the petition, plaintiffs in Miner have consented to the entry of summary judgment in favor of defendants.

Mulford, et al. v. Altria Group, Inc., et al., United States District Court, New Mexico, filed June 9, 2005.  Plaintiffs’ motion for class certification is pending.

Benedict, et al. v. Altria Group, Inc., et al., United States District Court, Kansas, filed June 27, 2005.  Plaintiffs’ motion for class certification and PM USA’s motion for summary judgment are pending.

Good, et al. v. Altria Group, Inc., et al., United States District Court, Maine, filed August 15, 2005.  Plaintiffs’ motion for class certification is pending. PM USA’s motion for summary judgment is pending.

CERTAIN OTHER TOBACCO-RELATED ACTIONS

The following lists certain other tobacco-related litigation pending against ALG and/or its various subsidiaries and others as of May 1, 2006, and describes certain developments since March 10, 2006.

Tobacco Price Cases

Smith, et al. v. Philip Morris Companies Inc., et al., District Court, Seward County, Kansas, filed February 9, 2000.  In November 2001, the court granted plaintiffs’ motion for class certification.

Romero, et al. v. Philip Morris Companies Inc., et al., First Judicial District Court, Rio Arriba County, New Mexico, filed April 10, 2000.  Plaintiffs’ motion for class certification was granted in April 2003. In February 2005, the New Mexico Court of Appeals affirmed the class certification decision. Defendants’ motion for summary judgment is pending.

Wholesale Leaders Cases

Smith Wholesale Company, Inc., et al., v. Philip Morris USA Inc., United States District Court, Eastern District, Tennessee, filed July 10, 2003.  See Note 11. Contingencies, for a discussion of this case.

Consolidated Putative Punitive Damages Cases

Simon, et al. v. Philip Morris Incorporated, et al. (Simon II), United States District Court, Eastern District, New York, filed September 6, 2000.  See Note 11. Contingencies, for a discussion of this case.

Exhibit 99.1

Cases Under the California Business and Professions Code

Brown, et al. v. The American Tobacco Company, Inc., et al., Superior Court, San Diego County, California, filed June 10, 1997.  In April 2001, the court granted in part plaintiffs’ motion for class certification and certified a class comprised of residents of California who smoked at least one of defendants’ cigarettes between June 1993 and April 2001 and who were exposed to defendants’ marketing and advertising activities in California. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Sections 17200 and 17500 pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2004, the trial court granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing was denied. In November 2004, defendants filed a motion to decertify the class based on a recent change in California law. In March 2005, the court granted defendants’ motion. In April 2005, the court denied plaintiffs’ motion for reconsideration of the order that decertified the class. In May 2005, plaintiffs appealed.

Daniels, et al. v. Philip Morris Companies Inc., et al., Superior Court, San Diego County, California, filed April 2, 1998.  In November 2000, the court granted the plaintiffs’ motion for class certification on behalf of minor California residents who smoked at least one cigarette between April 1994 and December 1999. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Section 17200 pursuant to which plaintiffs allege that class members are entitled to reimbursements of the costs of cigarettes purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2002, the court granted defendants’ motions for summary judgment as to all claims in the case, and plaintiffs appealed. In October 2004, the California Fourth District Court of Appeal affirmed the trial court’s ruling. In February 2005, the California Supreme Court agreed to hear plaintiffs’ appeal.

Gurevitch, et al. v. Philip Morris USA Inc., et al., Superior Court, Los Angeles County, California, filed May 20, 2004.  See Note 11. Contingencies, for a discussion of this case.

Reynolds v. Philip Morris USA Inc., United States District Court, Southern District, California, filed September 20, 2005.  In September 2005, a California consumer sued PM USA in a purported class action, alleging that PM USA violated certain California consumer protection laws in connection with alleged “expiration dates” for Marlboro Miles, which could be used to acquire merchandise from Marlboro catalogues. PM USA’s motion to dismiss the case was denied in March 2006.

Asbestos Contribution Case

Fibreboard Corporation, et al. v. The American Tobacco Company, Inc., et al., Superior Court, Alameda County, California, filed December 11, 1997.

MSA-Related Cases

In the following case in which PM USA is a defendant, plaintiffs have challenged the validity of legislation implementing the MSA.

Sanders, et al. v. Philip Morris USA, Inc., et al., United States District Court, Northern District, California, filed June 9, 2004.  Defendants’ motion to dismiss the case was granted in March 2005. Plaintiffs have appealed.

NPM Adjustment Proceedings.  Pursuant to the provisions of the MSA, domestic tobacco product manufacturers, including PM USA, who are original signatories to the MSA (“OPMs”) are participating in proceedings that may result in a downward adjustment (“the NPM Adjustment”) to the amounts paid by the OPMs to the states

Exhibit 99.1

and territories that are parties to the MSA for the year 2003. In March 2006, an independent economics consulting firm jointly selected by the MSA parties issued a final determination that the disadvantages of the MSA were a substantial factor contributing to the OPMs’ loss of market share for 2003. Pursuant to the MSA, a state may avoid any downward adjustment in the OPMs’ payments for 2003 if it establishes in an arbitration proceeding that it diligently enforced its escrow statute in 2003. Notwithstanding these provisions in the MSA, beginning in April 2006, a number of states initiated declaratory judgment actions in state courts seeking a declaration that the state diligently enforced its escrow statute during 2003, and is therefore immune from any downward adjustment to its annual payment for 2003 or future years. The availability and the precise amount of any adjustment in the 2003 payment may not be finally determined until later in 2006 or 2007. There is no certainty that PM USA will ultimately be entitled to any adjustment as a result of these proceedings. If it does become entitled to an adjustment, such adjustment may be applied as a credit against future payments from the OPMs.

National Tobacco Growers Settlement Trust Litigation

State v. Philip Morris, et al., Superior Court, Wake County, North Carolina, filed December 10, 2004.  See Note 11. Contingencies, for a discussion of this case.

Public Ban Cost Recovery Action

Municipality of Haifa v. Dubek Ltd., et al. District Court of Haifa, Israel, filed March 28, 2004.  This case is pending against Menache H. Eliachar Ltd., which is an indemnitee of a subsidiary of PMI. The Municipality of Haifa seeks to recover the costs it incurred enforcing a public ban on smoking. The case was dismissed by the District Court of Haifa, and the plaintiff sought leave to appeal to the Israeli Supreme Court.

CERTAIN OTHER ACTIONS

The following lists certain other actions pending against subsidiaries of ALG and others as of May 1, 2006.

In October 2002, Mr. Mustapha Gaouar and five family members (collectively, the “Gaouars”) filed suit in the Commercial Court of Casablanca against Kraft Foods Maroc (“KFM”), a subsidiary of Kraft, and Mr. Omar Berrada claiming damages of approximately $31 million arising from a non-compete undertaking signed by Mr. Gaouar allegedly under duress. The non-compete clause was contained in an agreement concluded in 1986 between Mr. Gaouar and Mr. Berrada acting for himself and for his group of companies, including Les Cafes Ennasr (renamed Kraft Foods Maroc), which was acquired by Kraft Foods International, Inc. from Mr. Berrada in 2001. In June 2003, the court issued a preliminary judgment against KFM and Mr. Berrada holding that the Gaouars are entitled to damages for being deprived of the possibility of engaging in coffee roasting from 1986 due to such non-compete undertaking. At that time, the court appointed two experts to assess the amount of damages to be awarded. In December 2003, these experts delivered a report concluding that they could see no evidence of loss suffered by the Gaouars. The Gaouars asked the court that this report be set aside and new court experts be appointed. In April 2004, the court delivered a judgment upholding the defenses of KFM and rejecting the claims of the Gaouars. The Gaouars appealed this judgment to the Commercial Court of Appeal of Casablanca. In July 2005, the Commercial Court of Appeal of Casablanca issued a judgment in favor of KFM confirming the decision rendered by the Commercial Court. In November 2005, the Gaours filed their further appeal to the Moroccan Supreme Court. KFM believes that in the event that it is ultimately found liable for damages to plaintiffs in this case, it may have claims against Mr. Berrada for recovery of all or a portion of the amount of any damages awarded to plaintiffs.